Exhibit 99.1

Contact: J. Todd Scruggs, EVP - CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces

Stock Repurchase Program

Lynchburg, Virginia

October 1, 2007

The Board of Directors of Bank of the James Financial Group, Inc. (the "Company") has authorized a stock repurchase program whereby the Company is authorized to buy up to 25,000 shares of its common stock. As of September 30, 2007, the Company had 2,558,578 shares of common stock outstanding.

The Company expects that repurchases under the plan will be made from time to time in the open market at prevailing prices. Purchases will be based on, among other things, stock availability and price. It is anticipated that the repurchases will be made during the next twelve months, although no assurance can be given as to when they will be made or the total number of shares that will be repurchased.

Robert R. Chapman III, President and Chief Executive Officer of the Company, stated, "We believe that the plan to repurchase our shares represents a sound capital management strategy for the acquisition of common shares at times when we believe that the market may not value our stock appropriately. We believe the repurchase plan will benefit the Company and our stockholders."

Bank of the James Financial Group, Inc., the common stock of which is quoted on the OTC Bulletin Board under the symbol "BOJF" (some web systems require "BOJF.OB" to obtain a quote), is the holding company for Bank of the James (the "Bank"), a state chartered bank that shares the Company's headquarters at 828 Main Street, 3rd Floor, Lynchburg, Virginia 24504. The Bank currently operates seven full service locations in the Lynchburg, Virginia area, as well as mortgage origination offices in Forest and the Smith Mountain Lake area of Bedford County, Virginia. In addition BOTJ Investment Group, Inc., a wholly-owned subsidiary of Bank of the James Financial Group, Inc., provides institutional and retail investment services and is located in the Bank's Church Street branch in downtown Lynchburg.

For more information regarding the Bank's products and services and for Bank of the James Financial Group, Inc. investor-relations information, please visit http://www.bankofthejames.com.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "estimate," "expect," "intend," "anticipate," "plan" and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the "Company") undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the "Bank"), the sole subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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